Exhibit 99.1
DOMINION RESOURCES BLACK WARRIOR TRUST
Dominion Resources Black Warrior Trust
Announces 4th Quarter Cash Distribution
     DALLAS, TEXAS, November 18, 2010—Dominion Resources Black Warrior Trust (NYSE: DOM) today announced a quarterly cash distribution to the holders of its units of beneficial interest of $0.291694 per unit. The distribution will be payable December 9, 2010 to unitholders of record on November 29, 2010. Dominion’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.dom-dominionblackwarriortrust.com/.
     This distribution represents the quarterly royalty payment from Walter Black Warrior Basin LLC (“WBWB”) reflecting production from July 1, 2010 to September 30, 2010. WBWB reported that production attributable to the Trust’s overriding royalty interests was approximately 600 million cubic feet (“MMcf”) during this period compared to 606 MMcf in the previous quarter. Prices for this quarter to the trust averaged $4.39 per mcf compared to $4.16 per mcf for the previous quarter.
     The Trust owns overriding royalty interests burdening certain proved developed coal seam gas properties owned by WBWB and located in the Black Warrior Basin of Alabama. The Trust is a grantor trust originally formed by Dominion Resources, Inc. In 2007, the underlying properties were acquired by HighMount Black Warrior Basin LLC (“HBWB”), an indirect subsidiary of Loews Corporation.
     On May 18, 2010, HBWB notified the Trustee that Walter Natural Gas, LLC, a wholly owned subsidiary of Walter Energy, Inc., entered into a definitive purchase agreement dated April 28, 2010 to acquire certain Alabama natural gas interests of HighMount Exploration & Production LLC, effective March 1, 2010. On May 28, 2010 HighMount completed the sale of the membership interests of HighMount Exploration & Production Alabama LLC to Walter Natural Gas, LLC. As a result of this transaction, Walter changed the name of HighMount Black Warrior Basin LLC to Walter Black Warrior Basin LLC. The acquisition included HBWB’s Alabama coal bed methane operations, including approximately the 532 existing conventional gas wells in which the Trust has a net profits interest. At this time, the Trust anticipates no change in operations or reporting that will significantly impact the Trust or its future revenue stream.
     The Trust is designed to provide unitholders with quarterly cash distributions from its royalty interests in certain coal seam gas properties. The units are listed on The New York Stock Exchange under the symbol “DOM”.
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Contact:
Ron E. Hooper, Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll-free — 1.800.365.6548